Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 3, 2026, with respect to the combined financial statements of AOL Holdco II, LLC included in the Registration Statement (Form F-1) and related Prospectus of Bending Spoons S.p.A. for the registration of its common stock.

/s/ Ernst & Young LLP

Kansas City, MO

June 22, 2026